Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:           July 29, 2011
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2011

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended June 30, 2011 of $364,000 compared to net income of $287,000 for the three months ended June 30, 2010. On a per share basis, the Company is reporting net income of $0.06 per share for the quarter ended June 30, 2011, compared to net income of $0.05 per share for the quarter ended June 30, 2010.  Additionally, the Company reported a net loss of $5.1 million, or $0.86 per share, for the nine months ended June 30, 2011 compared to net loss of $926,000, or $0.16 per share, for the nine months ended June 30, 2010.

The provision for loan losses was $600,000 for the quarter ended June 30, 2011 compared to $1.1 million for the quarter ended June 30, 2010. For the nine months ended June 30, 2011, the provision for loan losses was $10.6 million compared to $5.6 million for the nine months ended June 30, 2010. At June 30, 2011, the Company’s total non-performing assets and performing troubled debt restructurings totaled $36.5 million compared to $41.9 million at June 30, 2010. The Company’s net charge-offs to the allowance for loan losses amounted to $920,000 and $8.7 million, respectively, for the three months and nine months ended June 30, 2011. As of June 30, 2011, the balance of the allowance for loan losses was $10.0 million, or 1.91% of gross loans and 54.47% of non-accruing loans, compared to an allowance for loan losses of $9.1 million at June 30, 2010 or 1.59% of gross loans and 38.49% of non-accruing loans at such date. At June 30, 2011, the Company’s total non-accrual loans amounted to $18.4 million, or 3.51% of total loans, compared to $16.1 million of non-accrual loans, or 3.05% of total loans at March 31, 2011 and $19.9 million of non-accrual loans, or 3.60% of total loans at September 30, 2010. Total non-accruing loans increased by $2.4 million on a linked quarter basis due primarily to a $6.0 million increase in non-accruing construction and development loans, including a $3.0 million participation interest in two loans for a purposed 198 unit age-restricted condominium community located in Delaware County, Pennsylvania, a $2.4 million participation interest in a construction and development loan for a commercial mixed use project located in Mount Laurel, New Jersey, and $600,000 for a single-family residential construction loan secured by a property located in Delaware County, Pennsylvania. This increase was partially offset by a $2.2 million decrease in non-accruing residential mortgage loans, including the transfer of $595,000 of such loans to other real estate owned (“REO”) during the third fiscal quarter, a $613,000 reduction in non-accruing commercial real estate loans, which was due largely to the transfer of $1.4 million of such loans to REO during the third fiscal quarter, and a $905,000 decrease in non-accruing consumer home equity lines of credit and second mortgage loans during the third fiscal quarter.

The Company’s net interest income for the three and nine months ended June 30, 2011 was $5.0 million and $14.7 million, respectively, a nominal decrease of $1,000 and $140,000, respectively from the three and nine months ended June 30, 2010. The Company's net interest rate spread of 3.31% and net interest margin of 3.34% for the three months ended June 30, 2011 increased when compared to a net interest rate spread of 2.89% and a net interest margin of 3.06% for the third quarter of fiscal 2010.  Similarly, the Company's net interest rate spread of 2.96% and net interest margin of 3.07% for the first nine months of fiscal 2011 increased when compared to a net interest rate spread of 2.81% and a net interest margin of 3.00% for the first nine months of fiscal 2010.

The Company’s interest and dividend income decreased by $821,000 in the three month period ended June 30, 2011 compared to the three month period ended June 30, 2010.  Interest income earned decreased in the three months ended June 30, 2011 over the prior comparable period in fiscal 2010 due primarily to a decline in the average balance of loans and lower average yields on loans in the fiscal 2011 quarter.  During the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010, the average yield on the Company’s loan portfolio decreased by 16 basis points to 5.36% from 5.52%. The average balance of loans receivable decreased by $55.1 million, or 9.5%, in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010, primarily as a result of the lending restrictions imposed by the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010 as well as a decline in overall loan demand and the uncertainty in the economy and real estate market. The average yield on investment securities increased to 2.94% for the three months ended June 30, 2011 from 2.92% for the same period in fiscal 2010 and the average balance of investment securities increased by $17.4 million during the three months ended June 30, 2011 compared to the prior fiscal year period.

The Company’s interest and dividend income decreased by $2.6 million in the nine month period ended June 30, 2011 compared to the nine month period ended June 30, 2010.  During the first nine months of fiscal 2011 compared to the first nine months of fiscal 2010, the average yield on the Company’s loan portfolio decreased by 19 basis points to 5.33% from 5.52%.  The average balance of loans receivable decreased by $55.5 million, or 9.4% in the first nine months of fiscal 2011 compared to the first nine month of fiscal 2010, again, primarily as a result of the lending restrictions imposed by the Supervisory Agreement, and a decline in overall loan demand.  Average yields on investment securities decreased to 1.95% for the nine months ended June 30, 2011 from 3.10% for the same period ended 2010 due to lower overall market interest rates. The average balance of investment securities increased by $44.2 million during the nine months ended June 30, 2011 compared to the prior fiscal year period.

The Company’s interest expense for the three month period ended June 30, 2011 was $2.4 million, a decrease of $820,000 from the three month period ended June 30, 2010. There was a $427,000 decrease in interest expense on deposits and a $393,000 decrease in interest on FHLB borrowings during the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010.  The average balance of deposit accounts increased by $7.2 million, or 1.4%, in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010, due primarily to our continuing marketing efforts to increase core deposits. The average rate paid on deposits decreased to 1.49% for the third quarter of fiscal 2011 from 1.84% for the third quarter of fiscal 2010. The average rate paid on borrowed funds decreased to 3.48% in the third quarter of fiscal 2011 compared to 4.32% in the third quarter of fiscal 2010.

The Company’s interest expense for the nine month period ended June 30, 2011 was $7.8 million, a decrease of $2.7 million from the nine month period ended June 30, 2010 due to a $1.2 million decrease in interest expense on deposits and a $1.5 million decrease in interest on FHLB borrowings. The average balance of deposit accounts increased by $37.5 million, or 7.3%, for the nine month period ended June 30, 2011 compared to the same period in fiscal 2010, due primarily to our new Concordville, Delaware County branch which opened in mid-September 2010 and which had $45.3 million in deposits at June 30, 2011.  The average rate paid on deposits decreased to 1.59% for the first nine months of fiscal 2011 from 2.02% for the first nine months of fiscal 2010 due primarily to certain higher costing certificates of deposit maturing during the fiscal 2011 period. The average rate paid on borrowed funds decreased to 3.49% in the first nine months of fiscal 2011 compared to 4.47% in the first nine months of fiscal 2010, due to the repayment of certain relatively higher-costing long-term FHLB borrowings.

The Company's other, or non-interest, income increased by $115,000 to $434,000 for the three months ended June 30, 2011 over the comparable prior year period. The increase was due primarily to a $3,000 net gain on sale of other real estate owned in the fiscal 2011 period compared to a net loss on the sale of REO in the amount of $156,000 in the June 30, 2010 quarter.  Service charges, primarily related to checking account fees as well as other loan fees, decreased by $41,000 in the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010.

The Company's other income decreased by $161,000 to $1.3 million for the nine months ended June 30, 2011 over the comparable prior fiscal year period.  The decrease in other income during the nine month period in fiscal 2011 was due primarily to a decrease in the amount of $329,000 in service charges, primarily related to declining checking account related fees, as well as a decline in other loan fees.  These items were partially offset by a $169,000 change in the net loss on sale of other real owned to $4,000 in the fiscal 2011 period compared to a $173,000 net loss on the sale of REO in the first nine months of fiscal 2010.

Other, or non-interest, expense of the Company increased by $568,000 in the quarter ended June 30, 2011 over the comparable prior fiscal year period. The increase in other operating expenses in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010 was due primarily to a $106,000 increase in occupancy expense, a $190,000 increase in professional fees, due primarily to the legal costs associated with work out efforts on troubled loans, a $422,000 increase in REO expense and a $87,000 increase in federal deposit insurance premiums. The increase in REO expense was primarily due to write-downs of $366,000 for a commercial real estate property located in Ardmore, Pennsylvania which is under agreement of sale.  These increases were partially offset by an $110,000 decrease in data processing costs and a $99,000 decrease in other operating expenses.  The decrease in data processing expense is attributable to the change in the Company’s bank core processing vender in April 2010.  For the third quarter of fiscal 2011, the Company had an income tax benefit of $4,000 compared to an income tax expense of $77,000 for the third quarter of fiscal 2010.  The income tax benefit for the quarter ended June 30, 2011 is primarily due to tax return adjustments.

Other expense of the Company increased by $1.2 million for the nine months ended June 30, 2011 over the comparable prior fiscal year period due primarily to $274,000 in additional occupancy expenses, a $516,000 increase in professional fees, due primarily to the legal costs associated with work out efforts on troubled loans, and a $861,000 increase in REO expense.  The $274,000 increase in occupancy expense is due to the addition of the Concordville branch in mid-September 2010. The increase in REO expense was primarily due to write-downs of REO properties to market values.  These increases were partially offset by a $324,000 decrease in data processing costs which is due to the change in the Company’s bank core processing vender during the second quarter of fiscal 2010 and a $78,000 reduction in federal deposit insurance premiums.  For the first nine months of fiscal 2011, the Company had an income tax benefit of $3.0 million compared to income tax benefit of $878,000 for the first nine months of fiscal 2010.

The Company’s total assets amounted to $673.9 million at June 30, 2011 compared to $720.5 million at September 30, 2010.  The primary reason for the $46.6 million decrease in assets during the first nine months of fiscal 2011 was a decrease in cash and cash equivalents in the amount of $52.8 million, a $29.6 million decrease in net loans receivable and a $1.8 million decrease in other assets at June 30, 2011 compared to September 30, 2010. Partially offsetting such decreases was a $35.2 million increase in investment securities and a $2.6 million increase in deferred taxes. Total deposits decreased $38.2 million, or 6.40%, to $558.6 million at June 30, 2011 compared to September 30, 2010. The Company’s total REO amounted to $6.1 million at June 30, 2011 compared to $5.3 million at September 30, 2010.  The $823,000 increase in REO at June 30, 2011 compared to September 30, 2010, was due to $6.9 million in additions in REO during the first nine months of fiscal 2011, which included an aggregate of $3.4 million for six single-family residential properties, five commercial mixed use properties in the aggregate amount of $2.4 million and one multi-family property in the amount of $1.1 million.  Partially offsetting these additions to REO during the first nine months of fiscal 2011 were $4.6 million of net sales in REO, at a loss of $50,000, and $1.4 million in reductions to REO fair values, which are reflected as REO expense during the fiscal 2011 period.  At June 30, 2011, we had $11.9 million of loans classified as performing troubled debt restructurings (“TDRs”).  During the quarter ended June 30, 2011, one single-family residential loan and a home equity line of credit to one borrower with outstanding balances of $593,000 and $37,000, respectively, were restructured and included as TDRs at quarter end.

Shareholders’ equity decreased by $5.3 million to $60.9 million at June 30, 2011 compared to $66.2 million at September 30, 2010 primarily due to a decrease in retained earnings.  Retained earnings decreased by $5.1 million to $37.7 million during the first nine months of fiscal 2011 as a result of the $5.1 million net loss, primarily due to a $5.0 million increase in the provision for loan losses, and $81,000 in cash dividends paid during the December 31, 2010 quarter of fiscal 2011.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At June 30,	At September 30,
	2011	2010
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$673,938	$720,506
Loans receivable, net	517,750	547,323
Securities held to maturity	3,859	4,716
Securities available for sale	76,769	40,719
FHLB borrowings	49,349	55,334
Deposits	558,649	596,858
Shareholders’ equity	60,888	66,207
Total liabilities	613,050	654,299
Allowance for loan losses	10,046	8,157
Non-accrual loans	18,444	19,861
Non-performing assets	24,582	25,176
Performing troubled debt restructurings	11,916	11,976
Non-performing assets and performing troubled debt restructurings	36,498	37,152

	Three Months Ended June 30,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$7,430	$8,251
Total interest expense	2,428	3,248
Net interest income	5,002	5,003
Provision for loan losses	600	1,050
Net interest income after provision for loan losses	4,402	3,953
Total other income	434	319
Total other expense	4,476	3,908
Income tax (benefit) expense	(4)	77
Net income	$364	$287
Net income per share	$0.06	$0.05
Dividends declared per share	$0.00	$0.03

	Nine Months Ended June 30,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$22,548	$25,134
Total interest expense	7,839	10,565
Net interest income	14,709	14,569
Provision for loan losses	10,642	5,632
Net interest income after provision for loan losses	4,067	8,937
Total other income	1,305	1,466
Total other expense	13,434	12,207
Income tax (benefit)	(2,983)	(878)
Net loss	$(5,079)	$(926)
Net loss per share	$(0.86)	$(0.16)
Dividends declared per share	$0.03	$0.09

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.97%	5.04%	4.71%	5.18%
Average rate on interest-bearing liabilities	1.66	2.15	1.75	2.37
Average interest rate spread(2)	3.31	2.89	2.96	2.81
Net interest margin(3)	3.34	3.06	3.07	3.00
Total non-interest expense to average assets	2.67	2.24	2.61	2.36
Efficiency ratio(4)	82.34	73.43	83.89	76.13
Return on average assets	0.22	0.16	(0.99)	(0.18)
Return on average equity	2.39	1.68	(10.56)	(1.78)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	3.51%	4.13%	3.51%	4.13%
Non-performing assets as a percent of total assets	3.65	4.26	3.65	4.26
Non-performing assets and performing troubled debt restructurings as a percent of total assets	5.42	6.03	5.42	6.03
Allowance for loan losses as a percent of non-accrual loans	54.47	38.49	54.47	38.49

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.03%	12.90%	12.03%	12.90%
Tier 1 risk based capital to risk weighted assets	10.77	11.77	10.77	11.77
Tangible capital to tangible assets	7.62	8.87	7.62	8.87
Tier 1 leverage (core) capital to adjustable tangible assets	7.62	8.87	7.62	8.87
Shareholders’ equity to total assets	9.03	9.84	9.03	9.84
_______________________________________
(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	June 30, 2011	March 31, 2011	September 30, 2010
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage(1)	$878	$1,245	$1,678
Construction and development:
Residential and commercial	-	648	-
Commercial:
Commercial real estate(2)	3,186	1,020	776
Other	-	253	209
Consumer:
Home equity lines of credit	-	-	37
Second mortgages	1,074	1,739	1,608
Other	3	1	3
Total	$5,141	$4,906	$4,311
_________________
(1) Includes one TDR in the aggregate amount of $114,000 which was more than 30 days past due at June 30, 2011.
(2) Includes ten TDRs in the aggregate amount of $1.4 million which were more than 30 days past due at June 30, 2011.

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at June 30, 2011, March 31, 2011 or September 30, 2010.

	June 30, 2011	March 31, 2011	September 30, 2010
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$2,957	$5,117	$8,354
Construction and development:
Residential and commercial	7,389	1,358	1,393
Commercial:
Commercial real estate	6,462	7,075	4,476
Multi-family	-	-	1,093
Other	229	209	-
Consumer:
Home equity lines of credit	62	140	457
Second mortgages	1,344	2,171	4,085
Other	1	1	3
Total non-accruing loans	18,444	16,071	19,861
Other real estate owned and other foreclosed assets:
Residential mortgage	3,418	2,823	1,538
Construction and development:
Residential and commercial	-	207	1,085
Commercial:
Commercial real estate	1,938	1,438	2,602
Multi-family	728	907	70
Other	54	54	20
Consumer:
Second mortgages	-	-	-
Total	6,138	5,429	5,315
Total non-performing assets	24,582	21,500	25,176

Performing troubled debt restructurings:
Residential mortgage(1)	2,610	2,146	2,277
Construction and development:
Land loans	1,163	1,165	1,170
Commercial:
Commercial real estate(2)	7,930	7,940	7,742
Multi-family	-	-	612
Other	176	176	175
Consumer:
Home equity lines of credit	37	-	-
Total	11,916	11,427	11,976
Total non-performing assets and performing troubled debt restructurings	$36,498	$32,927	$37,152
Ratios:
Total non-accrual loans as a percent of gross loans	3.51%	3.05%	3.60%
Total non-performing assets as a percent of total assets	3.65%	3.20%	3.49%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	5.42%	4.89%	5.16%
_________________
(1) Includes one TDR in the aggregate amount of $114,000 which was more than 30 days past due at June 30, 2011.
(2) Includes ten TDRs in the aggregate amount of $1.4 million which were more than 30 days past due at June 30, 2011.